EXHIBIT 10.10

[Date]

[ADDRESS]

Re: Santa Monica Media Corporation

Gentlemen:

This letter will confirm the agreement of the undersigned to purchase warrants ("Warrants") of Santa Monica Media Corporation, a Delaware corporation (the "Company") included in the units ("Units") being sold in the Company's initial public offering ("IPO") upon the terms and conditions set forth herein. Each Unit is comprised of one share of common stock, par value $.001 per share, of the Company (the "Common Stock") and one Warrant to purchase a share of Common Stock. The shares of Common Stock and Warrants will not be separately tradable until 90 days after the effective date of the Company's IPO unless The Shemano Group, Inc. ("Shemano") informs the Company of its decision to allow earlier separate trading.

The undersigned agrees that on the date hereof it will enter into an agreement or plan in accordance with the guidelines specified by Rule 10b5-1 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), with an independent broker-dealer (the "Broker") registered under Section 15 of the Exchange Act which is neither affiliated with the Company, Shemano nor part of the underwriting or selling group, pursuant to which the Broker will purchase up to $_________ of Warrants in the public marketplace for the undersigned's account during the 40 trading day period commencing on the later of (i) the day the Warrants begin trading separately or (ii) the 60th calendar day after the end of the restricted period under Regulation M, at market prices not to exceed $1.20 per Warrant. The undersigned shall instruct the Broker to fill such order in such amounts and at such times as the Broker may determine, in its sole discretion, during the 40 trading day period described above.

As the date hereof, the undersigned represents and warrants that he is not aware of any material nonpublic information concerning the Company or any securities of the Company and is entering into this agreement in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b5-1. The undersigned agrees that while this agreement is in effect, the undersigned shall comply with the prohibition set forth in Rule 10b5-1(c)(1)(i)(C) against entering into or altering a corresponding or hedging transaction or position with respect to the Company's securities. The undersigned further agrees that he shall not, directly or indirectly, communicate any material nonpublic information relating to the Company or the Company's securities to any employee of Shemano or the Broker. The undersigned does not have, and shall not attempt to exercise, any influence over how, when or whether to effect purchases of Warrants pursuant to this agreement or any other plan or agreement with the Broker.

The undersigned shall instruct the Broker to make, keep, and produce promptly upon request a daily time-sequenced schedule of all Warrant purchases made pursuant to this agreement, on a transaction-by-transaction basis, including (i) size, time of execution, price of purchase; and (ii) the exchange, quotation system, or other facility through which the Warrant purchase occurred.

The undersigned agrees that they shall not sell or transfer the Warrants until the earlier of the consummation of a merger, capital stock exchange, asset acquisition or other similar business combination involving the Company and acknowledges that, at the option of the Broker, the certificates for such Warrants shall contain a legend indicating such restriction on transferability.

This letter agreement shall for all purposes be deemed to be made under and shall be construed in accordance with the laws of the State of California, with regard to the conflicts of laws principals thereof. This Agreement shall be binding upon the undersigned and the heirs, successors and assigns of the undersigned.

Very truly yours, ----------------------------------------------- [Name]